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                                                                      EXHIBIT 12

                             CONEXANT SYSTEMS, INC.
                       STATEMENT RE: COMPUTATION OF RATIOS
                         SIX MONTHS ENDED MARCH 31, 2002
                        (unaudited, dollars in thousands)




RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
   Loss before income taxes                                    $(403,068)
   Add: Fixed charges                                             20,596
        Equity in losses of equity method investees                1,862
                                                               ---------

                                                               $(380,610)
                                                               =========

Fixed charges:
   Interest expense                                            $  14,316
   Amortized debt issuance costs                                   1,498
   Interest portion of rental expense                              4,782
                                                               ---------

                                                               $  20,596
                                                               =========

Ratio of earnings to fixed charges                                    -- (1)
                                                               =========


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(1) For the six months ended March 31, 2002, the Company had a deficiency of earnings compared to its fixed charges of $401.2 million.